Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-190918; Form S-8 No. 333-212441) pertaining to the Amended and Restated 2012 Employee Stock Option Plan and the 2015 Employee Restricted Stock Units Plan of Qiwi plc of our reports dated March 28, 2019, with respect to the consolidated financial statements of QIWI plc and the effectiveness of internal control over financial reporting of QIWI plc, included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernts and Young LLC

We have served as the Company’s auditor since 2008

Moscow, Russia

March 28, 2019